Exhibit 10.6
Form of Agreement to Certain Severance Agreements

December 18, 2009

Name
Title

Dear Name:

Section 409A to the Internal Revenue Code (“IRC”) imposes significant limitations on amounts that are considered nonqualified deferred compensation (“NDC”).  Some payments under your Severance Agreement may be subject to these rules.  Therefore, in order to avoid potential negative tax implications to you, we must amend your Severance Agreement to ensure compliance with 409A.

In addition, the Internal Revenue Service (“IRS”) recently amended the rules governing the deductibility of compensation paid to top executives of a publicly traded company.  In general, IRC Section 162(m) provides that annual compensation in excess of $1 million is not deductible.  Performance based compensation, however, is not subject to the $1 million limitation.  To ensure payments made in connection with the bonus program are considered to be performance based compensation, we need to make revisions to your agreement.

Accordingly, in light of the 409A and 162(m) rules’ possible impact on your severance benefits, your Severance Agreement is amended as follows:

1.	Section 1.12 of your Severance Agreement is amended to read as follows:

1.12           “Termination Date” means the effective date as provided in this Agreement of the termination of Employee’s employment with the Company.  Employee will have a termination of employment only if he has a separation from service determined based on all of the facts and circumstances and in accordance with the rules and regulations issued by the Treasury Department under Code Section 409A.

2.	Section 4.1(b) of your Severance Agreement is amended to read as follows:

(b)           The Company shall pay, or cause to be paid, to Employee (i) in a lump sum not later than thirty (30) days after the Termination Date an amount equal to 200% of the sum of (A) Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, and (B) Employee’s targeted bonus for the current year, and (ii) Employee’s bonus for the year of termination prorated to the Termination Date, paid at the time such bonus would have been paid if Employee had remained employed to the date of payment and calculated based on achievement of the applicable performance criteria applicable to such bonus payment.

3.	Section 6 of your Severance Agreement is amended to read as follows:

Section 6.                      Employee Expenses After Change in Control

If Employee’s employment is terminated by the Company within twenty-four (24) months after a Change in Control and there is a dispute with respect to this Agreement, then all Employee’s costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) to contest any termination for Cause, (c) to contest any determinations by the Company concerning the amounts payable by or on behalf of the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company.  The Company shall make payment of such reimbursements from time to time, but in no event later than the last day of the calendar year following the calendar year in which such expenses are incurred, provided Employee timely submits reasonable documentation of such expenses.  In the event Employee is not the prevailing party in any such contest, Employee shall pay back any reimbursements made by the Company hereunder within 30 days of final disposition of such contest.

4.	Section 7 of your Severance Agreement is amended to read as follows:

Section 7.                      Release

Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Section 4 except under Section 4.1(a), 4.2(a) or 4.3 prior to execution by Employee of a release of the Company substantially in the form attached as Exhibit A, with such changes as may be made by the Company in its sole discretion in order to comply with and stay current with applicable laws and regulations.  Unless Employee executes such release and returns it to the Company within 45 days of his Termination Date, all benefits except under Sections 4.1(a), 4.2(a) or 4.3 shall be forfeited.

5.	Section 12.2(a) of your Severance Agreement is amended to read as follows:

(a)           Brown Shoe shall require any successor to all or substantially all of the business and/or assets of the Company (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise), prior to or upon such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  To the extent such transaction constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A and the rules and regulations thereunder, failure of Brown Shoe to obtain such agreement upon or prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee’s employment was terminated without Cause within twenty-four (24) months after a Change of Control.  For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date.

6.	A new Section 12.11 is added to your Severance Agreement as follows:

12.11           409A Interpretation.  With respect to those amounts payable hereunder which are subject to Code Section 409A, this Agreement shall be interpreted in a manner so as to be consistent with such provision and the rules and regulations promulgated thereunder.  The Company may modify the Agreement to the extent necessary to prevent a benefit or payment from being subject to a tax due to noncompliance with Code Section 409A.  Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Code Section 409A, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Code Section 409A.

Please indicate your agreement to the terms set forth above by signing a copy of this letter and returning it to me

Sincerely,

     /s/ Sarah Stephenson

Sarah Stephenson

Vice President Total Rewards

Agreed and accepted.

Name

Date

Exhibit A

RELEASE

THIS RELEASE (the “Release”) dated _____________ between Jane Doe (“Employee”) and Brown Shoe Company, Inc., a New York corporation;

WHEREAS, the Company and Employee are parties to a Severance Agreement dated _____________, 200___ and effective as of ______________, 200__ (the “Severance Agreement”);

WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain benefits under the Severance Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.           Mutual Promises.  The Company undertakes the obligations contained in the Severance Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein and in the Severance Agreement. The Company’s obligations are undertaken in lieu of any other severance benefits.

2.           Releases of Claims; Agreements Not to File Suit.

a.           Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, remise, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Severance Agreement and this Release, (ii) Employee’s employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements; provided, however, that this Section 2(a) shall not apply to any claims to the payments and benefits specifically provided for in the Severance Agreement or, subject to the terms of the Severance Agreement, the payments or benefits to which Employee, by reason of the termination of Employee’s employment, may be entitled under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) other than a severance pay plan.

b.           Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that she will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the Severance Agreement.  Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c.           The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any claim for breach of an actual or implied contract (whether written or oral) of employment between Employee and any Company Released Person (including, but not limited to, any claim of fraud, promissory fraud, promissory estoppel, fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract of employment), (ii) any claim of unjust, wrongful, discriminatory, retaliatory or tortious discharge or other adverse employment action (including any claim of whistleblowing), (iii) any claim of slander, libel or other similar action for defamation, (iv) any claim of intentional tort (including assault, battery, conversion and/or intentional infliction of emotional distress), (v) any claim of negligence (including negligent infliction of emotional distress, negligent supervision, negligent hiring, or negligent retention), (vi) any claim of a violation of a law, statute or ordinance, including, but not limited to, the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., or of the Missouri Human Rights Act, §213.000 R.S. Mo. et seq., the Missouri Service Letter Statute, §209.140 R.S. Mo., The Massachusetts Fair Employment Practice Act, MGL Ch. 151B, §§ 1-10; the Massachusetts Equal Rights Act, MGL, Ch. 93, § 102; the Wisconsin Fair Employment Act (WFEA), Wis. Stat. §§111.31-111.395, or any other federal, state, or local laws, statutes or ordinances governing or concerning employment (with the exception of the federal Family and Medical Leave Act) the right to recovery in any suit brought by the Equal Employment Opportunity Commission, the Missouri Human Rights Commission, the Massachusetts Human Rights Commission or the Wisconsin Equal Rights Division on behalf of the Employee, or any claims for pay, vacation pay, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

d.           This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security, Unemployment Compensation or Worker’s Compensation law now or in the future.

3.           Release of Benefit Claims.  Employee, for and on behalf of Employee and Employee’s heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Severance Agreement

4.           Revocation Period; Knowing and Voluntary Agreement.

a.
Time for Consideration and Execution.  By executing this Agreement, Employee acknowledges that Employee has been advised by a representative of Company, in writing, that he is entitled to at least twenty-one (21) days within which to consider this Agreement before signing the same, and that Employee has, in fact, been offered at least twenty-one (21) days within which to consider this Agreement before signing the Agreement.  Employee may, however, execute this Agreement sooner than twenty-one (21) days if he so chooses.

b.
Time for Revocation.  By executing this Agreement, Employee acknowledges that Employee has been advised by a representative of Company, in writing, that this Agreement shall not become effective until the eighth (8th) calendar day after the date of Employee’s execution of this Agreement.  During the seven (7) day period following Employee’s execution of this Agreement, Employee may freely revoke his execution of this Agreement by providing written notification of such revocation to:  _____________________ [name], _____________________ [title], __________________________ [company], ____________________________ [address].  Upon expiration of the seven (7) day period, Employee acknowledges that this Agreement becomes final and binding.  If Employee revokes this Agreement within the seven (7) day period following Employee’s execution of this Agreement, it shall not be effective or enforceable, and Employee will not receive the severance payments and described in the Severance Agreement.

c.
Consultation With an Attorney.  By executing this Agreement, Employee acknowledges that, at the time he was presented with this Agreement for consideration, Employee was advised by a representative from Company, in writing, to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.

d.
Knowing Release.  Employee represents, declares and agrees that Employee voluntarily accepts the payments described above for the purposes of making a full and final compromise, adjustment and settlement of all potential claims hereinabove described.

i)
Employee acknowledges that Employee has been given a period of at least twenty-one (21) days to consider whether to accept this Release.  Furthermore, Employee may revoke this Release for seven (7) days following the execution of this Release.

ii)
Employee represents, declares and agrees that Employee voluntarily accepts the payments described above for the purpose of making a full and final compromise, adjustment, and settlement of all potential claims hereinabove described.  Employee hereby acknowledges that Employee has been advised of the opportunity to consult an attorney and that Employee understands the Release and the effect of signing the Release.

5.           Severability.  If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

6.           Headings.  The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

7.           Counterparts.  This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.           Entire Agreement.  This Release and the related Severance Agreement constitute the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

9.           Governing Law.  This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws of such State and the parties agree that any litigation involving this Release, or regarding the interpretation, validity and/or enforceability of this Release, shall be filed and conducted exclusively in the Missouri state court in St. Louis County, Missouri or in the federal court for the Eastern District of Missouri, Eastern Division.

IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

BROWN SHOE COMPANY, INC.

By:

EMPLOYEE

By:
Jane Doe